Exhibit 99.1

News From

Walgreens Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Contact:	Tiffani Washington (847) 914-2925

FOR IMMEDIATE RELEASE	NYSE, NASDAQ: WAG INTERNET: http://www.walgreens.com

Walgreens Names Ginger L. Graham to Board of Directors

DEERFIELD, Ill., April 13, 2010 – Walgreen Co. ( NYSE, NASDAQ: WAG) today announced that Ginger L. Graham, President and CEO of Two Trees Consulting and a Harvard Business School faculty member, has been elected to its board of directors effective May 1. Graham, who joins the board as an independent director, becomes the board’s 10th member.

“We value the experience and insight from Ginger’s career-long focus in developing strategies to bring innovative health care solutions to the market,” said Walgreens Chairman Alan G. McNally. “We look forward to the contributions she will make as the company plays an even larger role in meeting the nation’s need for greater access to quality, affordable health care.”

Graham has more than 20 years of experience in health care including pharmaceuticals, medical devices and biotechnology.  Prior to founding Two Trees Consulting in 2008, Graham was President and CEO of Amylin Pharmaceuticals, a biopharmaceutical company based in San Diego, focused on diabetes and obesity. Previously, she served as Group Chairman for the Office of the President at Guidant Corporation, a leading cardiovascular medical device manufacturer based in Indianapolis. Graham began her career in health care at Eli Lilly & Company, where she held a number of positions before becoming President and CEO of Advanced Cardiovascular Systems in 1993.

Graham has received numerous awards and honors including being named the Emerging Company Executive of the Year by the Global Health Council in 2005, a finalist in Marketwatch’s CEO of the Year in 2006 and the American Diabetes Association’s Woman of Valor award in 2006.  She was included in Pharma VOICE’s “100 of the Most Inspiring People” list in 2006, and World Pharmaceuticals magazine named her No. 10 on a list of 40 most influential people in the industry in 2007.

Graham serves on the boards of directors for Genomic Health, Inc., Proteus Biomedical Pharmaceutical Systems Division, ICAT Managers and the American Diabetes Association Research Foundation where she serves as vice chair. Graham is a member of the Harvard Business School Health Industry Alumni advisory board, The University of Arkansas Chancellor’s board of advisors and the University of Colorado Biosciences advisory board.  She also serves on the advisory boards for the Kellogg Center for Executive Women, the Women Business Leaders of the U.S. Health Care Industry Foundation and the editorial advisory board for the Journal of Life Sciences publication. Graham frequently speaks at business schools and health care conferences and has written for Harvard Business Review.

Graham received a bachelor of science degree in agricultural economics from the University of Arkansas and holds an MBA from Harvard University.

“Ginger brings a valuable perspective on the evolving challenges our health care system faces and the need for innovative solutions,” said Walgreens President and CEO Greg Wasson. “She'll be a tremendous asset to our company as we continue to build growth strategies around our seamless, integrated network of pharmacy, health and wellness services.”

About Walgreens

Walgreens (www.walgreens.com) is the nation’s largest drugstore chain with fiscal 2009 sales of $63 billion. The company operates 7,225 drugstores in all 50 states, the District of Columbia and Puerto Rico. Walgreens provides the most convenient access to consumer goods and services and cost-effective pharmacy, health and wellness services in America through its retail drugstores and Walgreens Health and Wellness division. The division includes Take Care Health Systems, the largest and most comprehensive manager of worksite health and wellness centers and in-store convenient care clinics, with more than 700 locations throughout the country.

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